EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 17, 2007, accompanying the consolidated financial statements of Unify Corporation incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Reno, Nevada
October 29, 2007